SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 31stday of May, 2007, by and between AssetMark Investment Services, Inc., a California corporation (“AssetMark”), and Research Affiliates, LLC, a California limited liability company (“Research Affiliates”).

WHEREAS, AssetMark and Research Affiliates are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment advisory services.

WHEREAS, AssetMark has been retained to act as investment adviser to manage the assets of AssetMark Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement originally dated October 20, 2006 (the “Advisory Agreement”).  The Trust consists of separate series of shares, with each having its own investment objectives and policies, and is authorized to create additional series in the future.

WHEREAS, the Advisory Agreement permits AssetMark, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act.
WHEREAS, Research Affiliates has developed and may continue to develop proprietary securities indexes created and weighted based on accounting data (including but not limited to total income, book equity value, total sales and gross dividends) of the underlying companies issuing the securities, which are known as Research Affiliates’ Fundamental Index™ (“RAFI™”) indexes.

WHEREAS, AssetMark desires to retain Research Affiliates to assist AssetMark in the provision of a continuous investment program for one or more of the Trust’s series (each a “Fund”) which will be managed according to the RAFI™ approach, and Research Affiliates is willing to render such services, subject to the terms and conditions set forth in this Agreement.  The parties recognize that a separate sub-advisor, as opposed to Research Affiliates, will be hired by AssetMark to be responsible for implementing the Funds’ investment strategy and effecting related securities transactions.

WHEREAS, Research Affiliates possesses confidential and proprietary data and technical information relating to the systems, devices, methods, information, results, data, materials, or technology embodied in its RAFI™ approach to index and portfolio construction.  One version of the RAFI™ approach is directed to standard or passive indexes which AssetMark understands and agrees that Research Affiliates has granted to FTSE International Limited (“FTSE”) a world-wide exclusive license to calculate and publish passive RAFI™ indexes, subject to Research Affiliates retaining the right to use and to license RAFI™ for active or enhanced investment strategies.  The AssetMark Fundamental Index Funds are structured to seek to invest in companies within the enhanced versions of RAFI™, as further described in the Preliminary Prospectus for the AssetMark Fundamental Index Funds filed with the Securities and Exchange Commission on January 31, 2007.

WHEREAS, Research Affiliates is the owner of certain intellectual property rights directed to the RAFI™ approach.

WHEREAS, Research Affiliates and AssetMark both desire to have AssetMark incorporate the enhanced version of the RAFI™ approach in AssetMark’s creation and management of fundamental index funds (each such Fund is a “RAFI™ Portfolio” and, collectively, the “RAFI Portfolios”).

WHEREAS, AssetMark desires to acquire from Research Affiliates, and Research Affiliates desires to grant to AssetMark, rights to Research Affiliates’ enhanced version of the RAFI™ approach.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.           Appointment as Sub-Advisor.

(a)           AssetMark hereby appoints Research Affiliates to act as investment adviser for and to provide investment advice regarding the management of the RAFI™ Portfolios, subject to the supervision of AssetMark and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and Research Affiliates hereby accepts such appointment.  In such capacity, Research Affiliates shall be responsible for providing investment advice regarding the management of the RAFI™ Portfolios consistent with the RAFI™ approach and the Funds’ related investment policies, all as described in the Funds’ prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”), which advice shall include the provision of information regarding target portfolio structure, growth and value characteristics of the securities within the relevant indices, and advice regarding the minimization of index tracking error. Research Affiliates agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as Research Affiliates exercises in performing advisory services with respect to other fiduciary accounts for which Research Affiliates has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2.           Duties of Research Affiliates.

(a)           Investments.  Research Affiliates is hereby authorized and directed and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s Prospectus and subject to the directions of AssetMark and the Trust’s Board of Trustees, to provide investment advice and guidance necessary for AssetMark, or any duly appointed sub-advisor, to purchase, hold and sell investments for the RAFI™ Portfolios and Research Affiliates agrees to monitor such investments on a continuous basis.  In providing these services, Research Affiliates will provide advice necessary to conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the RAFI™ Portfolio’s assets.  AssetMark agrees to provide Research Affiliates information concerning: (i) each Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to Research Affiliates.

(b)           Compliance with Applicable Laws, Governing Documents and Compliance Procedures.  In the performance of its duties and obligations under this Agreement, Research Affiliates shall, with respect to the services to be performed hereunder (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to Research Affiliates (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from AssetMark or the Trustees of the Trust; and (ii) conform to, and comply with, the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies’ and Research Affiliates’ duties under this Agreement.  AssetMark will provide Research Affiliates with any materials or information that Research Affiliates may reasonably request to enable it to perform its duties and obligations under this Agreement.

AssetMark will provide Research Affiliates with reasonable (30 days) advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Declaration of Trust or By-Laws; and (iii) any material change in the Trust Compliance Procedures; and Research Affiliates, in the performance of its duties and obligations under this Agreement, shall provide investment advice with regard to the RAFI™ Portfolios consistently with such changes, provided Research Affiliates has received such prior notice of the effectiveness of such changes from the Trust or AssetMark.  In addition to such notice, AssetMark shall provide to Research Affiliates a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes.  Research Affiliates hereby agrees to provide to AssetMark in a timely manner, in writing, such information relating to Research Affiliates and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by AssetMark.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, Research Affiliates shall provide to the Trust CCO:  (i) direct access to Research Affiliates’ chief compliance officer and/or an appropriate designee (the “Research Affiliates CCO”), as reasonably requested by the Trust CCO; (ii) a completed quarterly informational questionnaire regarding Research Affiliates’ compliance program and participation in a quarterly telephone call with the Trust CCO to discuss the responses on the questionnaire; (iii) quarterly reports confirming that Research Affiliates has complied with the Trust Compliance Procedures in managing the RAFI™ Portfolios; and (iv) quarterly certifications whether there were any Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures related to Research Affiliates’ management of the RAFI™ Portfolio.

(c)           Research Affiliates Compliance Policies and Procedures.  Research Affiliates shall promptly provide the Trust CCO with copies of:  (i) Research Affiliates’ policies and procedures for compliance by Research Affiliates with the Federal Securities Laws (together, the “Research Affiliates Compliance Procedures”), and (ii) any material changes to Research Affiliates Compliance Procedures.  Research Affiliates shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of Research Affiliates Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under Research Affiliates Compliance Procedures involving the RAFI™ Portfolios.  Research Affiliates shall provide to the Trust CCO:  (i) quarterly reports confirming Research Affiliates’ compliance with Research Affiliates Compliance Procedures in managing , the RAFI™ Portfolio and (ii) certifications that there were no Material Compliance Matters involving Research Affiliates that arose under Research Affiliates Compliance Procedures that affected the RAFI™ Portfolios.  At least annually, Research Affiliates shall provide a certification to the Trust CCO to the effect that Research Affiliates has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by Research Affiliates with the Federal Securities Laws.

(d)           Voting of Proxies.  Unless otherwise instructed by AssetMark or the Trust, Research Affiliates shall not have the power, discretion or responsibility to vote, either in person or by proxy, securities in which a Fund may be invested from time to time, and shall not be required to seek instructions from AssetMark, the Trust or a Fund.

(e)           Agent.  Subject to any other written instructions of AssetMark or the Trust, Research Affiliates is hereby appointed AssetMark’s and the Trust’s agent and attorney-in-fact for the limited purposes of communicating investment advice regarding the Funds to AssetMark or, at the direction of AssetMark, to any sub-advisor, broker, dealer, counterparty and other person in connection with the management of the RAFI™ Portfolios.

(f)           Brokerage.  Research Affiliates will not have discretion or authority to place orders for securities transactions for a Fund pursuant to Research Affiliates’ investment advice relating to the Fund.  Instead, AssetMark or a separate sub-advisor will exercise such brokerage discretion and will perform the brokerage and trading activity necessary to implement the Fund’s investment strategy.  Research Affiliates will use its best efforts to cooperate with AssetMark or other sub-advisor in support of their efforts to implement the Fund’s investment strategy, including engaging in discussions, as appropriate, regarding the investment and reinvestment of the assets in the Fund’s portfolio and the related trading strategies.

Research Affiliates acknowledges that brokers or dealers may not be compensated for any promotion or sale of Fund shares by directing to the broker or dealer: (i) portfolio securities transactions on behalf of a Fund; or (ii) any remuneration, including but not limited to any commission, mark-up, mark-down or other fee (or portion thereof) received or to be received from such portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer).

(g)           Confidentiality of Securities Transactions.                                                                                     With respect to each series of the Trust for which it serves as sub-adviser under this agreement, Research Affiliates agrees that it shall not consult with any sub-adviser of another AssetMark Fund regarding the specific and unique securities transactions that are or may be effected for such series of the Trust.  The parties understand, recognize and agree that this provision does not mean, and should not be interpreted to mean or suggest, that Research Affiliates is in any manner restricted from providing information about securities within its proprietary indices to various third parties in the normal course of its business operations, nor is it restricted from providing information to such parties about trading techniques that may be similar to those that are or may be employed in connection with the management of the specific series of the Trust described above.  This section is solely intended to ensure that the Trust need not treat the securities transactions of the series of the Trust sub-advised by Research Affiliates as affiliated transactions under Rule 17a-10 under the 1940 Act and its related rules.

(h)           Code of Ethics.  Research Affiliates hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to AssetMark and the Trust.  Any material violation of such policies and procedures and code of ethics by personnel of Research Affiliates, the sanctions imposed in response thereto, and any issues arising under such policies and procedures and code of ethics shall be reported to AssetMark and the Trust at the times and in the format reasonably requested by AssetMark and the Board of Trustees.

(i)           Books and Records.  Research Affiliates shall maintain separate detailed records of all matters pertaining to the Fund, including, without limitation, brokerage and other records of all securities transactions.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by Research Affiliates on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request.  Research Affiliates further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j)           Information Concerning the RAFI™ Portfolios and Research Affiliates.  From time to time as AssetMark, any sub-advisors or consultants designated by AssetMark or the Trust may request, Research Affiliates will furnish the requesting party reports on the RAFI™ Portfolios, all in such detail as AssetMark, its consultant(s) or the Trust may reasonably request.  Research Affiliates will provide AssetMark with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for the RAFI™ Portfolios, any changes in the portfolio managers responsible for the RAFI™ Portfolios, any material changes in the ownership or management of Research Affiliates, or material changes in the control of Research Affiliates.  Research Affiliates will promptly notify AssetMark of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry.  Upon reasonable request, Research Affiliates will make available its officers and employees to meet with the Trust’s Board of Trustees to review the RAFI™ Portfolios.

(k)           Valuation of the RAFI™ Portfolios.  Research Affiliates agrees to monitor the RAFI™ Portfolios and to notify AssetMark or its designee on any day that Research Affiliates determines that a significant event has occurred with respect to one or more securities held in the RAFI™ Portfolio.  As requested by AssetMark or the Trust’s Valuation Committee, Research Affiliates hereby agrees to provide additional assistance to the Valuation Committee of the Trust, AssetMark and the Trust’s pricing agents in valuing the Fund portfolio as it relates to RAFI™.  Such assistance may include fair value pricing of portfolio securities, as requested by AssetMark.  Research Affiliates agrees that it will act, at all times, in accordance with the Trust’s procedures for valuing portfolio securities, and will provide such certifications or sub-certifications relating to its compliance with the Trust’s procedures for valuing portfolio securities as reasonably may be requested, from time to time, by AssetMark or the Trust.

Research Affiliates also will provide such information or perform such additional acts as are customarily performed by a sub-advisor and may be required for a Fund or AssetMark to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “1933 Act”) and any rule or regulation thereunder.

(l)           Historical Performance Information.  To the extent agreed upon by the parties, Research Affiliates will provide the Trust with historical performance information on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(m)           Regulatory Examinations.  Research Affiliates will cooperate promptly and fully with AssetMark and/or Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, a Fund or AssetMark brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

3.           Definitions. As used in this Agreement:

(a)           “Territory” shall mean the United States, its territories and possessions.

(b)           “Know How” shall mean Research Affiliates’ present and future specialized, novel, and unique techniques, inventions, practices, knowledge, trade secrets, skill, experience, and other proprietary information related to the enhanced version of the RAFI™ approach.

(c)           “Field of Use” shall mean the five series of the Trust designated as AssetMark Fundamental Index™ Funds, as described in the Preliminary Prospectus filed with the Securities and Exchange Commission by AssetMark on January 31, 2007.

4.           License Grant.

(a)           Research Affiliates grants to AssetMark a non-exclusive license under the Know How, within the Field of Use, to use the RAFI™ approach in accordance with the terms of this Agreement.  AssetMark shall not have the right to grant further sub-licenses or assign or otherwise transfer to third parties, either directly or indirectly, any part of the rights granted hereunder without the express written approval of Research Affiliates, which approval shall be at Research Affiliates sole and exclusive discretion.  The parties hereto acknowledge and agree that AssetMark’s use of Russell Implementation Services, Inc. as sub-advisor to implement the investment strategy for the RAFI™ Portfolios (or other sub-advisor reasonably acceptable to the parties) shall not violate the provisions of this restriction.  Any attempt by AssetMark to violate this restriction shall subject this Agreement to immediate termination by Research Affiliates.

(b)           AssetMark acknowledges that the rights granted hereunder are non-exclusive and that Research Affiliates shall retain the right to license versions of the RAFI™ approach to third parties at its sole discretion.

5.          Independent Contractor.  In the performance of its duties hereunder, Research Affiliates is and shall be an independent contractor, and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or AssetMark in any way or otherwise be deemed an agent of a Fund, the Trust or AssetMark.

6.           Services to Other Clients.  Other than as described herein, nothing herein contained shall limit the freedom of Research Affiliates or any affiliated person or entity of Research Affiliates to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.  It is understood that Research Affiliates may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund.

7.           Expenses.  During the term of this Agreement, Research Affiliates will pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of for a Fund.  Research Affiliates, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fit to assist it in the execution of its duties under this Agreement.  The Trust or AssetMark, as the case may be, shall reimburse Research Affiliates for any expenses as may be reasonably incurred by Research Affiliates, at the request of and on behalf of a Fund or AssetMark.  Research Affiliates shall keep and supply to the Trust and AssetMark reasonable records of all such expenses.

8.           Compensation.  For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, Research Affiliates will be entitled to the fees listed for the Funds on Exhibit A.  Such fees will be computed daily and payable in arrears no later than the seventh (7th) business day following the end of each month, from the Trust on behalf of the Funds, calculated at an annual rate based on the RAFI™ Portfolio’s average daily net assets.

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

9.           Representations and Warranties of Research Affiliates.  Research Affiliates represents and warrants to AssetMark and the Trust as follows:

(a)           Research Affiliates is registered as an investment adviser under the Advisers Act.

(b)           Research Affiliates is a limited liability company duly organized and validly existing under the laws of the state of California, with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)           The execution, delivery and performance by Research Affiliates of this Agreement are within Research Affiliates’ powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of Research Affiliates for the execution, delivery and performance by Research Affiliates of this Agreement, and the execution, delivery and performance by Research Affiliates of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) Research Affiliates’ governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon Research Affiliates.

(d)           The Form ADV Part II of Research Affiliates previously provided to AssetMark is a true and complete copy of the form and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements in light of the circumstances under which they are made, not misleading.  Research Affiliates will promptly provide AssetMark and the Trust with a complete copy of all subsequent amendments to its Form ADV Part II when requested by AssetMark.

(e)           Research Affiliates represents and warrants that it has the entire right, title, and interest in and to the Know How with full authority to grant the license to AssetMark provided in Section 4 of this Agreement.

(f)           Research Affiliates represents and warrants that its grant of the license under Section 4 of this Agreement shall not impinge upon the rights of any third party.  Further, Research Affiliates represents and warrants that has not granted, nor shall it grant, any rights to any third party that would impinge in any way on the license granted to AssetMark under Section 4 of this Agreement.

10.           Obligations of Research Affiliates.

(a)           Research Affiliates shall communicate to AssetMark within ten (10) days, after Research Affiliates has adopted them, all material changes and improvements made to the then-current enhanced version of the RAFI™ approach.

(b)           During the term of this Agreement, Research Affiliates agrees to provide AssetMark, upon request by AssetMark, reasonable technical assistance and advice as to the enhanced version of the RAFI™ approach, which shall not be unreasonably requested by AssetMark.

11.           Representations and Warranties of AssetMark.  AssetMark represents and warrants to Research Affiliates and the Trust as follows:

(a)           AssetMark is registered as an investment adviser under the Advisers Act;

(b)           AssetMark is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by AssetMark of this Agreement are within AssetMark’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of AssetMark for the execution, delivery and performance by AssetMark of this Agreement, and the execution, delivery and performance by AssetMark of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) AssetMark’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon AssetMark;

(d)           AssetMark acknowledges that it received a copy of Research Affiliates’ Form ADV Part II prior to the execution of this Agreement;

(e)           AssetMark and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized AssetMark to enter into this Agreement; and

(f)           AssetMark and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and AssetMark and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Funds generally.

12.           Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by Research Affiliates and AssetMark pursuant to Sections 9 and 11, respectively, of this Agreement shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

13.           Liability and Indemnification.

(a)           Liability.  The duties of Research Affiliates shall be confined to those expressly set forth herein, with respect to the RAFI™ Portfolios.  Research Affiliates shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby.

(b)           Indemnification.  Research Affiliates shall indemnify AssetMark, the Trust and each Fund, and their respective affiliates and controlling persons (the “Research Affiliates Indemnified Persons”) for any liability and expenses, which AssetMark, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a direct result of Research Affiliates’ willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder; provided, however, that Research Affiliates Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of AssetMark’s willful misfeasance, bad faith, negligence or reckless disregard of it’s duties hereunder.

AssetMark shall indemnify Research Affiliates, its affiliates and its controlling persons (the “AssetMark Indemnified Persons”), for any liability and expenses, howsoever arising from, or in connection with, AssetMark’s breach of this Agreement, or its representations and warranties herein, or as a result of AssetMark’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that AssetMark Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of Research Affiliates’ willful misfeasance, bad faith, negligence or reckless disregard of its duties hereunder.

14.           Duration and Termination.

(a)           Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Funds listed on Exhibit A attached hereto remain in effect from the later of the date of execution or Board approval as required under the 1940 Act (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually: (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)           Termination.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by:  (i) the vote of a majority of the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, on not more than sixty days written notice to AssetMark and Research Affiliates; (ii) AssetMark; or (iii) Research Affiliates, provided such termination is effective as of the time of any renewal and Research Affiliates provides not less than 30 days written notice to AssetMark and the Trust.  This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any material provision to this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or SEC no-action letter provided pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

15.           Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and (c) unless otherwise permitted pursuant to exemptive relief granted by the SEC or a No Action position granted by the SEC or its staff, by a vote of the majority of a Fund’s outstanding securities.

16.           Confidentiality.  Any information or recommendations supplied by either AssetMark or Research Affiliates, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as AssetMark may designate in connection with the RAFI™ Portfolio.  Nothing in this Agreement shall be construed to prevent Research Affiliates from giving other entities investment advice.

17.           Use of Research Affiliates’ Name and Marks.

(a)           Name.  During the term of this Agreement, AssetMark shall have permission to use Research Affiliates' name in the marketing of the Funds, and agrees to furnish Research Affiliates at its principal office all Prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Funds or the public, which refer to Research Affiliates in any way.

(b)           Marks.  During the term of this Agreement, AssetMark shall have permission to use Research Affiliates' marks, including without limitation the marks set forth on Appendix B, in the marketing of the Funds.  More specifically, Research Affiliates grants to AssetMark the non-exclusive, non-transferable license and right to use, under the common law and under the auspices and privileges provided by any registrations during the term of this Agreement, Research Affiliates' marks in connection with the marketing of the Funds.  Research Affiliates and AssetMark acknowledge the legal obligation placed upon Research Affiliates to control closely the use of its marks by AssetMark.  Therefore, AssetMark shall use Research Affiliates' marks only in accordance with the guidance and directions furnished to AssetMark by Research Affiliates, or its representatives or agents, from time to time, if any, but always the quality of the services offered in connection with the marks shall be satisfactory to Research Affiliates or as specified by Research Affiliates.  AssetMark agrees to furnish Research Affiliates at its principal office samples of all literature, brochures, signs, and advertising material prepared by AssetMark using one or more of Research Affiliates' marks.

18.                      Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)           If to AssetMark:
AssetMark Investment Services, Inc.
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, CA 94523-3967
Attn: Ronald  D. Cordes

(b)           If to Research Affiliates:
Janine Nesbit, Principal
Research Affiliates, LLC
155 N. Lake Avenue, Suite 900
Pasadena, CA  91101

19.           Governing Law. This Agreement shall be governed by the internal laws of the State of California, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

21.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22.           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Funds for which Research Affiliates provides investment management services and as are listed on Exhibit A to this Agreement.

23.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ASSETMARK INVESTMENT SERVICES, INC.

By:  /s/ Ronald D. Cordes
Name: Ronald D. Cordes
Title: Chairman

RESEARCH AFFILIATES, LLC

By:  /s/ Robert D. Arnott
Name: Robert D. Arnott
Title: Chairman

EXHIBIT A

SUBADVISORY AGREEMENT

BETWEEN ASSETMARK INVESTMENT SERVICES, INC.
AND RESEARCH AFFILIATES, LLC

Effective May 31, 2007

AssetMark Fundamental Index™ Large Company Growth Fund
AssetMark Fundamental Index™ Large Company Value Fund
AssetMark Fundamental Index™ Small Company Growth Fund
AssetMark Fundamental Index™ Small Company Value Fund
AssetMark Fundamental Index™ International Equity Fund

FEE SCHEDULE

ASSETS	COMPENSATION

Fee Schedule
Large Growth
Large Value
Small Growth
Small Value
Int'l

EXHIBIT B

_______________________________________________

FORM ADV Part II